Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports

First Quarter 2022 Results

SYRACUSE, N.Y. — April 25, 2022 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2022 net income of $47.1 million, or $0.86 per fully-diluted share. This compares to $52.9 million of net income, or $0.97 per fully-diluted share for the first quarter of 2021. The $0.11, or 11.3%, decrease in earnings per share was primarily attributable to increases in the provision for credit losses, operating expenses, income taxes and fully-diluted shares outstanding, offset, in part, by increases in net interest income and noninterest revenues. Comparatively, the Company recorded $0.80 in fully-diluted earnings per share for the linked fourth quarter of 2021. Operating earnings per share, a non-GAAP measure, which excludes acquisition expenses, acquisition-related contingent consideration adjustments and unrealized gain (loss) on equity securities, net of tax, was $0.87 for the first quarter of 2022, as compared to $0.97 in the first quarter of 2021 and $0.81 in the fourth quarter of 2021. First quarter 2021 results were complemented by a net benefit recorded in the provision for credit losses and higher Paycheck Protection Program (“PPP”)-related revenues than the first quarter of 2022 which, net of tax, were responsible for a $0.17 decrease in fully-diluted operating earnings per share year-over-year. The $0.06 improvement in operating earnings per share from the fourth quarter of 2021 was primarily driven by a lower provision for credit losses, higher noninterest revenues and lower operating expenses. First quarter 2022 adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, which excludes income taxes, the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments and unrealized gain (loss) on equity securities from net income, of $1.12 was up $0.03 in comparison to both the first and fourth quarters of 2021.

First Quarter 2022 Performance Highlights:

❖	GAAP EPS

•	$0.86 per share, down $0.11 per share from the first quarter of 2021

❖	Operating EPS (non-GAAP)

•	$0.87 per share, down $0.10 per share from the first quarter of 2021

❖	Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)

•	$1.12 per share, up $0.03 per share from the first quarter of 2021

❖	Return on Assets

•	1.22%

❖	Return on Equity

•	9.35%

❖	Return on Tangible Equity (non-GAAP)

•	15.63%

❖	Total Deposit Funding Costs

•	0.08%

❖	Annualized Loan Net Charge-Offs

•	0.03%

“Community Bank System’s first quarter 2022 results were highlighted by continued noninterest revenue expansion, the deployment of excess liquidity into loans and investment securities, and low funding and credit-related costs,” said Mark E. Tryniski, President & CEO. “I am pleased by the continued momentum we are seeing in our business, particularly in this more favorable interest rate environment. During the first quarter, we continued to deliver solid organic loan growth while also deploying a significant amount of our excess liquidity into the investment securities portfolio, driving improvements in our core net interest income. In addition, the double-digit growth in noninterest revenues over the first quarter of 2021 came from both higher banking-related noninterest revenues and increases from each of our three financial services business lines – employee benefit services, insurance services, and wealth management services. Asset quality also remained strong with annualized net charge-offs of just three basis points in the quarter and nonperforming loans as a percent of total loans improving to 0.49% at March 31, 2022, compared to 0.62% at the end of the fourth quarter of 2021 and 1.02% one year prior.”

Mr. Tryniski continued, “These factors contributed to solid earnings, including $0.86 per share on a GAAP basis and $0.87 per share on a non-GAAP operating basis. While earnings per share were down from the prior year period, this was largely driven by an increase in the provision for credit losses and an expected decrease in PPP-related interest income driven primarily by the timing of PPP loan forgiveness. During the first quarter of 2022, the Company recorded $0.9 million in the provision for credit losses compared to a $5.7 million net benefit recorded in the provision for credit losses in the first quarter of 2021, reflective of improvements in the economic outlook as the U.S. rebounded from effects of the pandemic. Additionally, the Company recorded PPP-related interest income of $1.7 million during the first quarter of 2022, as compared to $6.9 million during the first quarter of 2021. The increase in the provision for credit losses and the decrease in PPP-related revenues, net of tax, were responsible for a $0.17 decrease in fully-diluted operating earnings per share year-over-year. On a linked quarter basis, operating earnings per share grew by $0.06, or 7.4%, driven by a lower provision for credit losses, higher noninterest revenues and lower operating expenses. The Company’s adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, increased $0.03 per share to $1.12 during the first quarter of 2022, from $1.09 in both the linked and year-ago periods.”

Mr. Tryniski further noted, “The Company achieved its third consecutive quarter of growth in loans outstanding, as our team maintained its enhanced focus on organic loan generation amid improving economic conditions. Excluding a $42.1 million decrease in outstanding PPP loans, ending loans were up $90.7 million, or 1.2%, in the quarter as growth in our business lending, consumer mortgage and home equity portfolios offset seasonal declines in our consumer direct and indirect portfolios. Furthermore, the Company utilized its excess liquidity and purchased $1.26 billion of investment securities during the quarter with a weighted average yield of 1.63%. As a result of these efforts, net interest income increased $0.9 million, or 1.0%, over the first quarter of 2021. Although the Company’s earning asset yields decreased 34 basis points over the prior year’s first quarter due to lower market interest rates on new loan originations and investments and the aforementioned decrease in PPP-related interest income, net interest income increased due to lower funding costs, a significant increase in average earning assets and an 11 basis point increase in investment yields, including cash equivalents, as the Company meaningfully shifted the composition of earning assets away from low-yield cash equivalents to higher yield investment securities between the periods. Banking noninterest revenues were $1.4 million, or 9.0%, higher than the prior year’s first quarter and financial services business revenues were up $5.7 million, or 13.4%, over the same period. While revenue growth was somewhat muted by increases in operating expenses and income taxes, we believe we are very well-positioned heading into the second quarter. With loan growth momentum and healthy pipelines, continued runway to grow our financial services businesses, and good progress on our pending acquisition of Elmira Savings Bank, we are pleased with the many growth opportunities we see ahead.”

The Company recorded total revenues of $160.5 million in the first quarter of 2022, an increase of $8.1 million, or 5.3%, over the prior year’s first quarter. The increase in total revenues between the periods was driven by a $0.9 million, or 1.0%, increase in net interest income, a $2.0 million, or 13.1%, increase in deposit service and other banking fees, a $3.0 million, or 11.5% increase in employee benefit services revenues, and a $2.7 million, or 16.5%, increase in wealth management and insurance services revenues, offset, in part, by a $0.5 million decrease in mortgage banking income. Comparatively, total revenues were up $0.9 million, or 0.5%, over fourth quarter 2021 results, due to a $1.8 million, or 2.7%, increase in noninterest revenues, partially offset by a $0.9 million, or 0.9%, decrease in net interest income driven by a $1.9 million decline in PPP-related interest income.

The Company recorded net interest income of $94.9 million in the first quarter of 2022. This compares to $94.0 million of net interest income recorded in the first quarter of 2021. Between comparable periods, a large increase in average interest-earning assets was largely offset by a 30 basis point decrease in the net interest margin. Average interest-earning assets increased $1.54 billion, or 12.2%, between comparable quarters due to large net inflows of funds from government stimulus programs and PPP loan originations, while the tax equivalent net interest margin decreased from 3.03% in the first quarter of 2021 to 2.73% in the first quarter of 2022. The tax equivalent average yield on interest-earning assets in the first quarter of 2022 of 2.81% was 34 basis points lower than the tax equivalent average yield on interest-earning assets of 3.15% in the first quarter of 2021. Comparatively, the Company recorded net interest income of $95.7 million during the fourth quarter of 2021, $0.9 million higher than first quarter 2022 results, while the tax equivalent net interest margin was 2.74%.

Interest income and fees on loans decreased $7.2 million, or 9.0%, from $79.7 million in the first quarter of 2021 to $72.5 million in the first quarter of 2022. Although average total loans outstanding increased $30.4 million, or 0.4%, between the comparable periods, interest income and fees on loans decreased significantly due to the decrease in PPP-related interest income and a decrease in yields on new loan originations. During the first quarter of 2022, the Company recorded $1.7 million of PPP-related interest income, including the accelerated recognition of $1.5 million of deferred loan fees. This compares to $6.9 million of PPP-related interest income recorded in the prior year’s first quarter, including the recognition of $5.9 million of deferred loan fees. The average tax equivalent yield on loans was 3.99% in the first quarter of 2022, 41 basis points lower than the prior year’s average tax equivalent yield on loans of 4.40%. Comparatively, the Company recorded $76.9 million of interest income and fees on loans during the fourth quarter of 2021, including $3.6 million of PPP-related interest income, while the average tax equivalent yield on loans was 4.19%.

Interest income on investments, including cash equivalents, increased $7.2 million, or 40.3%, between the first quarter of 2021 and the first quarter of 2022. The increase in interest income on investments was driven by both an increase in average outstanding investment balances and an increase in the tax equivalent average yield on investments, including cash equivalents, between the periods. The tax-equivalent average yield on investments, including cash equivalents, increased from 1.42% in the first quarter of 2021 to 1.53% in the first quarter of 2022, reflective of a significant change in the composition of investment securities and cash equivalents. The average book value of investments increased $1.51 billion, or 28.4%, between the comparable periods. This included a $2.25 billion, or 61.4%, increase in the investments securities portfolio, offset, in part, by a $735.8 million decrease in the average balance of cash equivalents driven by the Company’s investment security purchase activities between the periods. The average tax equivalent yield on the investment securities portfolio, excluding cash equivalents, decreased 28 basis points from 2.02% in the first quarter of 2021 to 1.74% in the first quarter of 2022, while the average yield on cash equivalents increased nine basis points from 0.10% to 0.19%. Although the tax equivalent average yield on the investment securities portfolio decreased 28 basis points between the periods, the tax equivalent average yield on investments, including cash equivalents, increased 11 basis points due to the large increase in the average outstanding balance of investment securities with a significantly higher yield than cash equivalents.

Interest expense decreased $0.9 million, or 23.9%, from $3.7 million in the first quarter of 2021 to $2.8 million in the first quarter of 2022. Although average interest-bearing deposit liabilities increased $1.04 billion, or 12.9%, between the periods, interest expense decreased due primarily to decreases in the average outstanding balance and interest rate paid on time deposits and a decrease in the average outstanding balance of long term borrowings. During the first quarter of 2021, the Company redeemed $75.0 million of floating rate junior subordinated debt and $2.3 million of associated capital securities, which was initially issued by the Company’s wholly-owned unconsolidated trust entity Community Capital Trust IV (“CCT IV”) in 2006. The interest rate on the floating rate junior subordinated debt, which were classified as long term borrowings, was reset quarterly at three month LIBOR plus 1.65%. The Company’s average cost of deposits was 0.08% in the first quarter of 2022, down from 0.11% during the first quarter of 2021.

During the first quarter of 2022, the Company recorded a provision for credit losses of $0.9 million. This compares to a $5.7 million net benefit recorded in the provision for credit losses in the first quarter of 2021. The Company recorded net loan charge-offs of $0.5 million, or an annualized 0.03% of average loans outstanding, during the first quarter of 2022, as compared to net loan charge-offs of $0.4 million, or an annualized 0.02% of average loans outstanding, for the first quarter of 2021. Although economic forecasts remained generally stable during the first quarter of 2022, the Company’s allowance for credit losses increased $0.3 million from the end of the fourth quarter of 2021, due in part to a $90.7 million increase in non-PPP loans outstanding. Comparatively, in the first quarter of 2021, economic forecasts had improved significantly, resulting in a release of reserves in that quarter.

Employee benefit services revenues for the first quarter of 2022 were $29.6 million, up $3.1 million, or 11.5%, in comparison to the first quarter of 2021. The improvement in revenues was driven by increases in employee benefit trust and custodial fees, as well as incremental revenues from the acquisition of Fringe Benefits Design of Minnesota, Inc. (“FBD”) during the third quarter of 2021. Wealth management revenues for the first quarter of 2022 were $8.6 million, up from $8.2 million in the first quarter of 2021. The $0.4 million, or 5.3%, increase in wealth management revenues was primarily driven by increases in investment management and trust services revenues. The Company recorded insurance services revenues of $10.4 million in the first quarter of 2022, which represents a $2.3 million, or 27.7%, increase over the prior year’s first quarter, driven by organic expansion, as well as the second quarter 2021 acquisition of a Florida-based personal lines insurance agency and third quarter 2021 acquisition of a Boston-based specialty-lines insurance practice. Banking noninterest revenues increased $1.4 million, or 9.0%, from $15.6 million in the first quarter of 2021 to $17.0 million in the first quarter of 2022. This was driven by a $1.9 million, or 13.1%, increase in deposit service and other banking fees that benefitted from the continued recovery of economic activity as the impact of the pandemic recedes, offset, in part, by a $0.5 million decrease in mortgage banking revenue. Comparatively, the Company recorded $30.4 million of employee benefit services revenues, $8.5 million of wealth management revenues and $8.5 million of insurance services revenues during the fourth quarter of 2021, which on a combined basis were $1.3 million lower than the financial services revenues generated in the first quarter of 2022. Fourth quarter 2021 banking noninterest revenues were $16.6 million, $0.4 million, or 2.8%, lower than first quarter 2022 banking noninterest revenues.

The Company recorded $99.8 million in total operating expenses in the first quarter of 2022, compared to $93.2 million of total operating expenses in the prior year’s first quarter. The $6.6 million, or 7.0%, increase in operating expenses was attributable to a $4.0 million, or 7.0%, increase in salaries and employee benefits, a $2.0 million, or 23.1%, increase in other expenses, a $0.3 million, or 2.2%, increase in data processing and communications expenses, a $0.4 million, or 11.4%, increase in the amortization of intangible assets and a $0.3 million increase in acquisition-related expenses, offset, in part, by a $0.4 million, or 3.1%, decrease in occupancy and equipment expenses. The increase in salaries and benefits expense was driven by increases in merit and incentive-related employee wages, higher payroll taxes, and higher employee benefit-related expenses, offset, in part, by a decrease in full-time equivalent staff between the periods. Other expenses were up due to the general increase in the level of business activities, including increases in business development and marketing expenses, insurance, professional fees and travel-related expenses. The increase in data processing and communications expenses was due to the Company’s implementation of new customer-facing digital technologies and back office systems between the comparable periods. The decrease in occupancy and equipment expense was largely driven by branch office consolidations undertaken over the past year. In comparison, the Company recorded $100.9 million of total operating expenses in the fourth quarter of 2021. The $1.1 million, or 1.1%, decrease in total operating expenses between the fourth quarter of 2021 and the first quarter of 2022 was largely attributable to a $1.5 million, or 2.3%, decrease in salaries and employee benefits, partially offset by an increase in occupancy and equipment expense due to seasonal factors.

The effective tax rate for the first quarter of 2022 was 21.4%, up from 18.6% in the first quarter of 2021. The Company had a significantly higher level of benefit related to stock-based compensation activity in the first quarter of 2021, as compared to the first quarter of 2022, which drove down the effective tax rate. Exclusive of stock-based compensation tax benefits, the Company’s effective tax rate was 22.3% in the first quarter of 2022, as compared to 21.4% in the first quarter of 2021, primarily attributable to an increase in certain state income tax rates that were enacted between the periods.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-PCD purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition-related expenses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.91 in the first quarter of 2022, compared to $1.00 in the first quarter of 2021 and $0.85 in the fourth quarter of 2021. Adjusted pre-tax, pre-provision net revenue per share was $1.12 in the first quarter of 2022, compared to $1.09 in the first and fourth quarters of 2021.

Financial Position

The Company’s total assets increased to $15.63 billion at March 31, 2022, representing a $1.01 billion, or 6.9%, increase from one year prior and a $73.2 million, or 0.5%, increase from December 31, 2021. The substantial increase in the Company’s total assets during the prior twelve-month period was primarily due to large inflows of government stimulus-related deposit funding. Average deposit balances increased $1.52 billion, or 13.1%, between the first quarter of 2021 and the first quarter of 2022. Likewise, average earning assets increased substantially from $12.69 billion in the first quarter of 2021 to $14.24 billion in the first quarter of 2022, representing a $1.54 billion, or 12.2%, increase. This included a $2.25 billion, or 61.4%, increase in average book value of investment securities and a $30.4 million, or 0.4%, increase in average loans outstanding, partially offset by a $735.8 million, or 44.1%, decrease in average cash equivalents.

On a linked quarter basis, average earning assets increased $275.2 million, or 2.0%, due to the continued net inflows of deposits. Average deposit balances increased $237.7 million, or 1.9%, compared to the fourth quarter of 2021. The average book value of investment securities increased $1.07 billion, or 22.0%, while average cash equivalents decreased $883.0 million, or 48.7% during the quarter, due to the Company’s investment securities purchase activities. Average loan balances increased $91.7 million, or 1.3%, despite a $54.2 million decrease in average PPP loan balances due to loan forgiveness activities during the quarter. Average loan balances for consumer mortgages, home equity loans and business lending increased during the first quarter, while consumer indirect loans and consumer direct loans decreased largely due to seasonal factors.

Ending loans at March 31, 2022 of $7.42 billion were $48.6 million, or 0.7%, higher than the fourth quarter of 2021 and $53.9 million, or 0.7%, higher than one year prior. The increase in ending loans year-over-year was driven by increases in consumer mortgage, consumer indirect, consumer direct and home equity loans, offset, in part, by a decrease in business lending, due primarily to forgiveness of PPP loans. Over the prior twelve month period, consumer mortgage loans increased $183.2 million, or 7.6%, consumer indirect loans increased $147.0 million, or 14.3%, consumer direct loans increased $10.0 million, or 7.0% and home equity loans increased $2.9 million, or 0.7%, while business lending balances decreased $289.3 million, or 8.5%. The increase in loans outstanding on a linked quarter basis was driven by a $26.6 million, or 0.9%, increase in business lending, a $36.5 million, or 1.4%, increase in consumer mortgage loans and a $0.3 million, or 0.1%, increase in home equity loans, partially offset by a $13.4 million, or 1.1%, decrease in consumer indirect loans and a $1.4 million, or 0.9%, decrease in consumer direct loans.

The Company participated in both rounds of the 2020 Coronavirus Aid, Relief, and Security Act’s (“CARES Act”) PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the United States Small Business Administration (“SBA”), now known as first draw loans. In addition, the Company participated in the 2021 Consolidated Appropriations Act’s (“CAA”) PPP loan program, now known as second draw loans. As of March 31, 2022, the Company’s business lending portfolio included 23 first draw PPP loans with a total balance of $1.8 million and 400 second draw PPP loans with a total balance of $42.6 million. This compares to 32 first draw PPP loans with a total balance of $10.7 million and 690 second draw PPP loans with a total balance of $77.2 million at December 31, 2021. Under the PPP, the SBA may forgive all or a portion of the loan amount if the borrower meets certain conditions. The Company expects to recognize the majority of its remaining net deferred PPP fees totaling $1.6 million through interest income during the second quarter of 2022.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At March 31, 2022, the Company’s readily available sources of liquidity totaled $6.41 billion, including cash and cash equivalents balances, net of float, of $940.4 million. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $4.83 billion at March 31, 2022, $3.45 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at March 31, 2022 was $1.78 billion and it had access to $237.0 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains some uncertainty around the duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position remains strong. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $1.85 billion at March 31, 2022 was $119.3 million, or 6.1%, lower than one year ago despite strong earnings retention because of a $225.0 million decline in the after-tax market value adjustment on the Company’s available-for-sale investment securities portfolio due to higher market interest rates. Shareholders’ equity was also down $248.7 million, or 11.8%, from the end of the linked fourth quarter of 2021, driven by a $271.6 million decline in the after-tax market value adjustment of the Company’s available-for-sale investment securities portfolio.

At March 31, 2022, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 9.09% at March 31, 2022, which represents almost two times the regulatory well-capitalized standard of 5.0%. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 6.98% at March 31, 2022, down from 8.48% a year earlier and 8.69% at the end of the fourth quarter of 2021. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from one year prior was primarily driven by a $139.4 million, or 11.9%, decrease in tangible equity due to the aforementioned decline in the after-tax market value adjustment and a $985.6 million, or 7.1%, increase in tangible assets due to the aforementioned stimulus and PPP-related funding inflows. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from the fourth quarter of 2021 was driven by a $247.6 million decrease in tangible equity and a $74.3 million increase in tangible assets.

As previously announced, in December 2021 the Company’s Board of Directors (the “Board”) approved a stock repurchase program authorizing the repurchase of up to 2.70 million shares of the Company’s common stock during a twelve-month period starting January 1, 2022. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were 50,000 shares repurchased pursuant to the 2022 stock repurchase program in the first quarter of 2022.

Allowance for Credit Losses and Asset Quality

At March 31, 2022, the Company’s allowance for credit losses totaled $50.1 million, or 0.68%, of total loans outstanding. This compares to $49.9 million, or 0.68%, at the end of the fourth quarter of 2021 and $55.1 million, or 0.75%, at March 31, 2021. Reflective of a stable economic outlook, low levels of net charge-offs and delinquent loans, an increase in loans outstanding and a decrease in nonperforming loans, the Company recorded a $0.9 million provision for credit losses during the first quarter of 2022.

At March 31, 2022, nonperforming (90 or more days past due and non-accruing) loans were $36.0 million, or 0.49%, of total loans outstanding. This compares to $45.5 million, or 0.62%, of total loans outstanding at the end of the fourth quarter of 2021 and $75.5 million, or 1.02%, of total loans outstanding one year earlier. The decrease in nonperforming loans as compared to the prior year’s first quarter and fourth quarter was driven by the upgrade of several large business loans from nonaccrual status to accruing status during the first quarter of 2022. During the fourth quarter of 2020, several commercial borrowers, which primarily operate in the hospitality, travel and entertainment industries, requested extended loan repayment forbearance due to the continued pandemic-related financial hardship they were experiencing. Although the Company’s management granted these forbearance requests, it also reclassified the majority of these loan relationships from accruing to nonaccrual status, unless the borrower clearly demonstrated current repayment capacity or sufficient cash reserves to service their pre-forbearance payment obligations. Several borrowers in this group successfully restored all past due payments to current status, resumed their pre-forbearance payment obligations for a period of at least six months and demonstrated sufficient repayment capacity and cash reserves to be reclassified to accruing status during the fourth quarter of 2021 and first quarter of 2022.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding was 0.84% at the end of the first quarter of 2022. This compares to 1.29% at the end of the first quarter of 2021 and 1.00% at the end of the fourth quarter of 2021, with the decrease largely driven by the previously mentioned reclassification of certain business loans’ status from nonaccrual to accruing during the fourth quarter of 2021 and first quarter of 2022. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing), which tend to exhibit seasonal characteristics, were 0.35% of total loans outstanding at March 31, 2022, down slightly from 0.38% at the end of the fourth quarter of 2021, but up from 0.27% one year earlier. The Company recorded net charge-offs of $0.5 million, or an annualized 0.03% of average loans, in the first quarter of 2022. This compares to net charge-offs of $0.4 million, or an annualized 0.02% of average loans, in the first quarter of 2021. The Company believes that its credit-related losses have recently been below longer-term historical levels in part due to the extraordinary Federal and State Government financial assistance provided to consumers throughout the pandemic, as well as the funding support to business customers who participated in PPP lending.

Dividend Increase

During the first quarter of 2022, the Company declared a quarterly cash dividend of $0.43 per share on its common stock, up 2.4% from the $0.42 dividend declared in the first quarter of 2021, representing an annualized yield of 2.5% based upon the $67.84 closing price of the Company’s stock on April 22, 2022. The one cent per share increase declared in the third quarter of 2021 marked the 29th consecutive year of dividend increases for the Company.

Elmira Savings Bank

On October 4, 2021, the Company announced that it had entered into an agreement to acquire Elmira Savings Bank, a twelve branch banking franchise headquartered in Elmira, New York, for $82.8 million in cash. The acquisition will enhance the Company’s presence in five counties of New York’s Southern Tier and Finger Lakes regions. Elmira Savings Bank had total assets of $632.2 million, total deposits of $541.0 million and loans of $464.2 million at December 31, 2021. On December 14, 2021, at a Special Shareholders Meeting the shareholders of Elmira Savings Bank approved the merger with more than 98% of the votes cast in favor of the merger. On April 22, 2022, the Company announced that it had received regulatory approvals to complete its merger with Elmira Savings Bank. The Company expects to complete the acquisition effective close of business on May 13, 2022, subject to customary closing conditions and approval from the New York State Department of Financial Services.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, April 25, 2022, to discuss the first quarter 2022 results. The conference call can be accessed at 1-877-317-6789 (1-412-317-6789 if outside the United States and Canada). Investors may also listen live via the Internet at: https://app.webinar.net/DByJL1vob5R.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 215 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.6 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects on housing prices, unemployment rates, inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$72,514	$76,909	$75,825	$75,907	$79,714
Investment income	25,182	21,820	19,841	19,453	17,951
Total interest income	97,696	98,729	95,666	95,360	97,665
Interest expense	2,824	2,987	3,055	3,255	3,711
Net interest income	94,872	95,742	92,611	92,105	93,954
Provision for credit losses	906	2,162	(944)	(4,338)	(5,719)
Net interest income after provision for credit losses	93,966	93,580	93,555	96,443	99,673
Deposit service and other banking fees	16,894	16,298	16,438	15,216	14,934
Mortgage banking	155	293	460	331	688
Wealth management and insurance services	19,042	16,946	17,498	16,436	16,352
Employee benefit services	29,580	30,395	29,923	27,477	26,533
Unrealized gain (loss) on equity securities	2	3	(10)	0	24
Total noninterest revenues	65,673	63,935	64,309	59,460	58,531
Salaries and employee benefits	61,648	63,094	62,883	57,892	57,632
Data processing and communications	12,659	12,880	12,966	12,766	12,391
Occupancy and equipment	10,952	9,803	9,867	10,270	11,300
Amortization of intangible assets	3,732	3,751	3,703	3,246	3,351
Litigation accrual	0	0	(100)	0	0
Acquisition-related contingent consideration adjustment	0	200	0	0	0
Acquisition expenses	299	568	102	4	27
Other	10,517	10,617	11,015	9,365	8,545
Total operating expenses	99,807	100,913	100,436	93,543	93,246
Income before income taxes	59,832	56,602	57,428	62,360	64,958
Income taxes	12,777	13,038	12,092	14,416	12,108
Net income	$47,055	$43,564	$45,336	$47,944	$52,850
Basic earnings per share	$0.87	$0.80	$0.84	$0.89	$0.98
Diluted earnings per share	$0.86	$0.80	$0.83	$0.88	$0.97
Profitability
Return on assets	1.22%	1.12%	1.20%	1.31%	1.51%
Return on equity	9.35%	8.30%	8.55%	9.61%	10.37%
Return on tangible equity(2)	15.63%	13.71%	14.00%	15.96%	16.93%
Noninterest revenues/operating revenues (FTE)(1)	40.9%	40.0%	41.0%	39.3%	38.4%
Efficiency ratio	59.6%	60.4%	61.7%	59.7%	59.0%
Components of Net Interest Margin (FTE)
Loan yield	3.99%	4.19%	4.15%	4.16%	4.40%
Cash equivalents yield	0.19%	0.15%	0.15%	0.11%	0.10%
Investment yield	1.74%	1.78%	1.87%	1.99%	2.02%
Earning asset yield	2.81%	2.83%	2.83%	2.89%	3.15%
Interest-bearing deposit rate	0.11%	0.12%	0.13%	0.14%	0.16%
Borrowing rate	0.33%	0.32%	0.39%	0.45%	0.71%
Cost of all interest-bearing funds	0.12%	0.13%	0.14%	0.15%	0.18%
Cost of funds (includes DDA)	0.09%	0.09%	0.10%	0.10%	0.13%
Net interest margin (FTE)	2.73%	2.74%	2.74%	2.79%	3.03%
Fully tax-equivalent adjustment	$830	$821	$805	$864	$903

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$7,389,290	$7,297,576	$7,268,659	$7,341,226	$7,358,848
Cash equivalents	930,882	1,813,910	2,077,996	2,074,757	1,666,715
Taxable investment securities	5,502,965	4,445,504	3,800,978	3,547,646	3,239,019
Nontaxable investment securities	413,268	404,251	384,053	409,244	427,687
Total interest-earning assets	14,236,405	13,961,241	13,531,686	13,372,873	12,692,269
Total assets	15,596,209	15,418,880	15,027,478	14,720,084	14,157,685
Interest-bearing deposits	9,101,664	8,896,562	8,662,387	8,581,629	8,061,489
Borrowings	318,193	314,610	237,114	256,985	344,810
Total interest-bearing liabilities	9,419,857	9,211,172	8,899,501	8,838,614	8,406,299
Noninterest-bearing deposits	3,968,197	3,935,586	3,841,646	3,719,592	3,491,581
Shareholders' equity	2,040,843	2,083,115	2,104,164	2,001,731	2,066,792
Balance Sheet Data
Cash and cash equivalents	$1,020,926	$1,875,064	$2,322,661	$2,205,926	$2,151,347
Investment securities	5,831,616	4,979,089	4,403,398	4,057,662	3,836,497
Loans:
Business lending	3,102,533	3,075,904	3,092,177	3,186,487	3,391,786
Consumer mortgage	2,592,586	2,556,114	2,470,974	2,408,499	2,409,373
Consumer indirect	1,176,373	1,189,749	1,168,378	1,109,504	1,029,335
Home equity	398,316	398,061	395,451	391,117	395,408
Consumer direct	152,445	153,811	155,602	148,540	142,425
Total loans	7,422,253	7,373,639	7,282,582	7,244,147	7,368,327
Allowance for credit losses	50,147	49,869	49,499	51,750	55,069
Intangible assets, net	863,038	864,335	868,104	842,672	843,045
Other assets	538,197	510,399	503,852	502,630	476,034
Total assets	15,625,883	15,552,657	15,331,098	14,801,287	14,620,181
Deposits:
Noninterest-bearing	4,036,563	3,921,663	3,864,951	3,729,355	3,710,292
Non-maturity interest-bearing	8,388,800	8,061,174	7,898,876	7,632,274	7,532,578
Time	892,304	928,331	959,994	977,396	961,367
Total deposits	13,317,667	12,911,168	12,723,821	12,339,025	12,204,237
Borrowings	302,395	326,608	319,675	197,823	263,726
Subordinated notes payable	3,270	3,277	3,283	3,290	3,297
Accrued interest and other liabilities	150,448	210,797	214,385	200,049	177,524
Total liabilities	13,773,780	13,451,850	13,261,164	12,740,187	12,648,784
Shareholders' equity	1,852,103	2,100,807	2,069,934	2,061,100	1,971,397
Total liabilities and shareholders' equity	15,625,883	15,552,657	15,331,098	14,801,287	14,620,181
Capital
Tier 1 leverage ratio	9.09%	9.09%	9.22%	9.36%	9.63%
Tangible equity/net tangible assets(2)	6.98%	8.69%	8.59%	9.02%	8.48%
Diluted weighted average common shares O/S	54,515	54,559	54,541	54,613	54,417
Period end common shares outstanding	53,913	53,878	53,926	53,919	53,875
Cash dividends declared per common share	$0.43	$0.43	$0.43	$0.42	$0.42
Book value	$34.35	$38.99	$38.38	$38.23	$36.59
Tangible book value(2)	$19.16	$23.77	$23.10	$23.41	$21.76
Common stock price (end of period)	$70.15	$74.48	$68.42	$75.65	$76.72

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$32,213	$41,665	$65,967	$68,476	$73,310
Accruing loans 90+ days delinquent	3,816	3,808	1,874	1,722	2,152
Total nonperforming loans	36,029	45,473	67,841	70,198	75,462
Other real estate owned (OREO)	416	718	891	879	824
Total nonperforming assets	36,445	46,191	68,732	71,077	76,286
Net charge-offs	539	1,708	1,350	(592)	381
Allowance for credit losses/loans outstanding	0.68%	0.68%	0.68%	0.71%	0.75%
Nonperforming loans/loans outstanding	0.49%	0.62%	0.93%	0.97%	1.02%
Allowance for credit losses/nonperforming loans	139%	110%	73%	74%	73%
Net charge-offs/average loans	0.03%	0.09%	0.07%	(0.03)%	0.02%
Delinquent loans/ending loans	0.84%	1.00%	1.28%	1.22%	1.29%
Provision for credit losses/net charge-offs	168%	127%	(70)%	733%	(1,503)%
Nonperforming assets/total assets	0.23%	0.30%	0.45%	0.48%	0.52%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$47,055	$43,564	$45,336	$47,944	$52,850
Income taxes	12,777	13,038	12,092	14,416	12,108
Income before income taxes	59,832	56,602	57,428	62,360	64,958
Provision for credit losses	906	2,162	(944)	(4,338)	(5,719)
Pre-tax, pre-provision net revenue (non-GAAP)	60,738	58,764	56,484	58,022	59,239
Acquisition expenses	299	568	102	4	27
Acquisition-related contingent consideration adjustment	0	200	0	0	0
Unrealized (gain) loss on equity securities	(2)	(3)	10	0	(24)
Litigation accrual	0	0	(100)	0	0
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$61,035	$59,529	$56,496	$58,026	$59,242

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.86	$0.80	$0.83	$0.88	$0.97
Income taxes	0.24	0.24	0.22	0.26	0.22
Income before income taxes	1.10	1.04	1.05	1.14	1.19
Provision for credit losses	0.01	0.04	(0.01)	(0.08)	(0.10)
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.11	1.08	1.04	1.06	1.09
Acquisition expenses	0.01	0.01	0.00	0.00	0.00
Acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.12	$1.09	$1.04	$1.06	$1.09

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$47,055	$43,564	$45,336	$47,944	$52,850
Acquisition expenses	299	568	102	4	27
Tax effect of acquisition expenses	(64)	(131)	(21)	(1)	(5)
Subtotal (non-GAAP)	47,290	44,001	45,417	47,947	52,872
Acquisition-related contingent consideration adjustment	0	200	0	0	0
Tax effect of acquisition-related contingent consideration adjustment	0	(46)	0	0	0
Subtotal (non-GAAP)	47,290	44,155	45,417	47,947	52,872
Unrealized (gain) loss on equity securities	(2)	(3)	10	0	(24)
Tax effect of unrealized (gain) loss on equity securities	0	1	(2)	0	4
Subtotal (non-GAAP)	47,288	44,153	45,425	47,947	52,852
Litigation accrual	0	0	(100)	0	0
Tax effect of litigation accrual	0	0	21	0	0
Operating net income (non-GAAP)	47,288	44,153	45,346	47,947	52,852
Amortization of intangibles	3,732	3,751	3,703	3,246	3,351
Tax effect of amortization of intangibles	(797)	(864)	(780)	(750)	(625)
Subtotal (non-GAAP)	50,223	47,040	48,269	50,443	55,578
Acquired non-PCD loan accretion	(734)	(812)	(906)	(1,169)	(1,102)
Tax effect of acquired non-PCD loan accretion	157	187	191	270	205
Adjusted net income (non-GAAP)	$49,646	$46,415	$47,554	$49,544	$54,681

Return on average assets
Adjusted net income (non-GAAP)	$49,646	$46,415	$47,554	$49,544	$54,681
Average total assets	15,596,209	15,418,880	15,027,478	14,720,084	14,157,685
Adjusted return on average assets (non-GAAP)	1.29%	1.19%	1.26%	1.35%	1.57%

Return on average equity
Adjusted net income (non-GAAP)	$49,646	$46,415	$47,554	$49,544	$54,681
Average total equity	2,040,843	2,083,115	2,104,164	2,001,731	2,066,792
Adjusted return on average equity (non-GAAP)	9.87%	8.84%	8.97%	9.93%	10.73%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.86	$0.80	$0.83	$0.88	$0.97
Acquisition expenses	0.01	0.01	0.00	0.00	0.00
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.87	0.81	0.83	0.88	0.97
Acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Tax effect of acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.87	0.81	0.83	0.88	0.97
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.87	0.81	0.83	0.88	0.97
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Tax effect of litigation accrual	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.87	0.81	0.83	0.88	0.97
Amortization of intangibles	0.07	0.07	0.07	0.06	0.06
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.01)	(0.01)	(0.01)
Subtotal (non-GAAP)	0.92	0.86	0.89	0.93	1.02
Acquired non-PCD loan accretion	(0.01)	(0.01)	(0.02)	(0.02)	(0.02)
Tax effect of acquired non-PCD loan accretion	0.00	0.00	0.00	0.00	0.00
Diluted adjusted net earnings per share (non-GAAP)	$0.91	$0.85	$0.87	$0.91	$1.00

Noninterest operating expenses
Noninterest expenses (GAAP)	$99,807	$100,913	$100,436	$93,543	$93,246
Amortization of intangibles	(3,732)	(3,751)	(3,703)	(3,246)	(3,351)
Acquisition expenses	(299)	(568)	(102)	(4)	(27)
Acquisition-related contingent consideration adjustment	0	(200)	0	0	0
Litigation accrual	0	0	100	0	0
Total adjusted noninterest expenses (non-GAAP)	$95,776	$96,394	$96,731	$90,293	$89,868

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$95,776	$96,394	$96,731	$90,293	$89,868
Tax-equivalent net interest income	95,702	96,563	93,416	92,969	94,857
Noninterest revenues	65,673	63,935	64,309	59,460	58,531
Acquired non-PCD loan accretion	(734)	(812)	(906)	(1,169)	(1,102)
Unrealized (gain) loss on equity securities	(2)	(3)	10	0	(24)
Operating revenues (non-GAAP) - denominator	160,639	159,683	156,829	151,260	152,262
Efficiency ratio (non-GAAP)	59.6%	60.4%	61.7%	59.7%	59.0%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$15,625,883	$15,552,657	$15,331,098	$14,801,287	$14,620,181
Intangible assets	(863,038)	(864,335)	(868,104)	(842,672)	(843,045)
Deferred taxes on intangible assets	43,968	44,160	43,768	44,072	44,105
Total tangible assets (non-GAAP)	$14,806,813	$14,732,482	$14,506,762	$14,002,687	$13,821,241

Total common equity
Shareholders' equity (GAAP)	$1,852,103	$2,100,807	$2,069,934	$2,061,100	$1,971,397
Intangible assets	(863,038)	(864,335)	(868,104)	(842,672)	(843,045)
Deferred taxes on intangible assets	43,968	44,160	43,768	44,072	44,105
Total tangible common equity (non-GAAP)	$1,033,033	$1,280,632	$1,245,598	$1,262,500	$1,172,457

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,033,033	$1,280,632	$1,245,598	$1,262,500	$1,172,457
Total tangible assets (non-GAAP) - denominator	14,806,813	14,732,482	14,506,762	14,002,687	13,821,241
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	6.98%	8.69%	8.59%	9.02%	8.48%

(1) Excludes unrealized gain (loss) on equity securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

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